As filed with the Securities and Exchange Commission on May 12, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
INTEGRATED ELECTRICAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	76-0542208
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1800 West Loop South
Suite 500
Houston, Texas	77027-3233
(Address of Principal Executive Offices)	(Zip code)
Integrated Electrical Services, Inc.
2006 Equity Incentive Plan
(Full title of the plan)
Curt L. Warnock
Senior Vice President, General Counsel and Corporate Secretary
Integrated Electrical Services, Inc.
1800 West Loop South, Suite 500
Houston, Texas 77027-3233
(Name and address of agent for service)
(713) 860-1500
(Telephone number, including area code, of agent for service)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of securities	Amount to be	Maximum offering	maximum aggregate	Amount of
to be registered	registered (1)	price per share (2)	offering price (2)	registration fee
Common Stock, $0.01 par value per share	2,002,542 shares	$23.93	$47,920,830	$5,127.53

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Integrated Electrical Services, Inc. 2006 Equity Incentive Plan.

(2)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(h) under the Securities Act. The price for the 2,002,542 shares issuable under the Integrated Electrical Services, Inc. 2006 Equity Incentive Plan was based on a price of $1.40, the last sale reported over-the-counter on May 10, 2006, as adjusted for the estimated exchange ratio pursuant to the Second Amended Plan of Reorganization of 17.0927, or $23.93.

PART I
PART II
Item 3. Incorporation of Documents by Reference
Item 4. Description of Securities
Item 5. Interests of Named Experts and Counsel
Item 6. Indemnification of Directors and Officers
Item 7. Exemption from Registration Claimed
Item 8. Exhibits
Item 9. Undertakings
SIGNATURES
EXHIBIT INDEX
Second Amended and Restated Certificate of Incorporation
Bylaws
Specimen common stock certificate
2006 Equity Incentive Plan
Opinion of Vinson & Elkins LLP
Consent of Ernst & Young LLP

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) promulgated under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
     This Registration Statement is being filed to register the offer and sale of shares of Common Stock that may be issued under the Integrated Electrical Services, Inc. 2006 Equity Incentive Plan.
Item 3. Incorporation of Documents by Reference.
     The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated by reference in this Registration Statement:
(a)	The Registrant’s Annual Report on Form 10-K, as amended, for the fiscal year ended September 30, 2005.

(b)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006, filed on May 10, 2006, and the Form 10-Q/A, filed on May 11, 2006.

(c)	The Registrant’s Current Reports on Form 8-K filed on October 5, 2005, November 15, 2005, November 22, 2005, December 9, 2005, December 19, 2005, December 22, 2005, December 29, 2005, January 6, 2006, January 20, 2006, January 23, 2006, January 25, 2006, January 27, 2006, January 30, 2006, February 7, 2006, February 15, 2006, February 21, 2006, April 3, 2006 (and the Form 8-K/A filed on April 3, 2006), April 17, 2006, April 21, 2006, April 24, 2006 (and the Form 8-K/A filed on April 24, 2006) and May 1, 2006; provided, however, the Company does not incorporate by reference any information furnished under Item 2.02 or Item 7.01 or any exhibits submitted in connection therewith and included in any of these Current Reports on Form 8-K.

(d)	The description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A (No. 1-13783), dated January 14, 1998, including any subsequent amendment(s) or report(s) filed for the purpose of updating such description.
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Upon the written or oral request of any person to whom a copy of this Registration Statement has been delivered, the Registrant will provide without charge to such person a copy of any and all documents (excluding exhibits thereto unless such exhibits are specifically incorporated by reference into such documents) that have been incorporated by reference into this Registration Statement but not delivered herewith. Requests for such documents should be directed to Integrated Electrical Services, Inc., 1800 West Loop South, Suite 500, Houston, Texas 77027-3233, Attention: General Counsel, telephone (713) 860-1500.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     The Company’s second amended and restated certificate of incorporation and bylaws, as amended, each provide that the Company shall indemnify each director, officer, employee, or agent of the Company against all liabilities and expenses reasonably incurred in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer, employee, or agent of the Company, to the full extent permitted by Delaware General Corporation Law. Pursuant to Section 145 of the Delaware General Corporation Law, the Company generally has the power to indemnify its present and former directors and officers against expenses and liabilities incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in those positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal section, so long as they had no reasonable cause to believe their conduct was unlawful.
     With respect to suits by or in the right of the Company, however, indemnification is generally limited to attorneys’ fees and other expenses and is not available if the person is adjudged to be liable to the Company, unless the court determines that indemnification is appropriate. The statute expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Company also has the power to purchase and maintain insurance for its directors and officers.
     The preceding discussion of the Company’s certificate of incorporation and bylaws and Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by the Company’s certificate of incorporation, bylaws and Section 145 of the Delaware General Corporation Law.
     The Company has entered into indemnity agreements with its directors and officers. Pursuant to such agreements, the Company will, to the extent permitted by applicable law, indemnify such persons against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were directors or officers of the Company or assumed certain responsibilities at the direction of the Company.
     The Company has a directors’ and officers’ insurance policy insuring its directors and officers against certain liabilities, including liabilities under the Securities Act. In the opinion of the Commission, such indemnification is contrary to public policy and is therefore unenforceable.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     Unless otherwise indicated below as being incorporated by reference to another filing of the Registrant with the Commission, each of the following exhibits is filed herewith:

Exhibit Number	Description

4.1	Second Amended and Restated Certificate of Incorporation of Integrated Electrical Services, Inc.

4.2	Bylaws of Integrated Electrical Services, Inc.

4.3	Specimen common stock certificate

4.4	Integrated Electrical Services, Inc. 2006 Equity Incentive Plan

5.1	Opinion of Vinson & Elkins LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Vinson & Elkins LLP (included in the opinion filed as Exhibit 5.1 hereto)

24.1	Powers of Attorney (included in the signature pages hereto)

Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
     2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 12, 2006.

INTEGRATED ELECTRICAL SERVICES, INC.
By:	/s/ Curt L. Warnock
Curt L. Warnock
Senior Vice President, General Counsel and Corporate Secretary

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated. Each person whose signature appears below authorizes and appoints each of C. Byron Snyder and Curt L. Warnock, and each of them severally, acting alone and without the other, as his attorney-in-fact to execute in the name of such person and to file any amendments to this Registration Statement necessary or advisable to enable the Registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the registration of the securities which are the subject of this Registration Statement, which amendments may make such changes in the Registration Statement as such attorney-in-fact may deem appropriate.

Signature	Capacity	Date

/s/ C. Byron Snyder	Chairman of the Board, Chief	May 12, 2006
C. Byron Snyder	Executive Officer and President
/s/ Ronald P. Badie
Ronald P. Badie	Director	May 12, 2006
/s/ Donald L. Luke
Donald L. Luke	Director	May 12, 2006
/s/ Charles H. Beynon
Charles H. Beynon	Director	May 12, 2006

George O. McDaniel	Director	May __, 2006

/s/ David A. Miller	Senior Vice President and Chief
David A. Miller	Financial Officer	May 12, 2006
/s/ Gregory H. Upham
Gregory H. Upham	Chief Accounting Officer	May 12, 2006

EXHIBIT INDEX
4.1	Second Amended and Restated Certificate of Incorporation of Integrated Electrical Services, Inc.

4.2	Bylaws of Integrated Electrical Services, Inc.

4.3	Specimen common stock certificate

4.4	Integrated Electrical Services, Inc. 2006 Equity Incentive Plan

5.1	Opinion of Vinson & Elkins LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Vinson & Elkins LLP (included in the opinion filed as Exhibit 5.1 hereto)

24.1	Powers of Attorney (included in the signature pages hereto)